  Exhibit 99.1

For Immediate Release
September 14, 2018

SUNSHINE BIOPHARMA ANNOUNCES $10 MILLION EQUITY FINANCING

Montreal, Quebec, Canada – (ACCESSWIRE) – Sunshine Biopharma, Inc. (OTCMKTS: SBFM) (the “Company” or “Sunshine”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of aggressive forms of cancer, today announced that it has entered into an Equity Financing Agreement (“Equity Financing Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) with GHS Investments LLC, a Nevada limited liability company (“GHS”). Under the terms of the Equity Financing Agreement, GHS agreed to provide Sunshine with up to $10,000,000 upon effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission.

Following effectiveness of the Registration Statement, Sunshine will have the right in its sole discretion to deliver puts to GHS and GHS will be obligated to purchase shares of Sunshine’s Common Stock (the “Common Stock”) based on the investment amount specified in each put notice. The maximum amount that Sunshine is entitled to put to GHS in each put notice shall not exceed 250% of the average daily trading dollar volume of the Company’s Common Stock during the 10 trading days preceding the put date, so long as such amount does not exceed $300,000. Pursuant to the Equity Financing Agreement, GHS and its affiliates will not be permitted to purchase and the Company may not put shares of its Common Stock to GHS that would result in GHS’s beneficial ownership equaling more than 9.99% of the Company’s outstanding Common Stock. The price of each put share shall be equal to 81% of the average of the three lowest Volume-Weighted Average Prices (VWAP) of the Company's Common Stock for the 10 trading days immediately preceding the put notice date. Puts may be delivered by the Company to GHS until the earlier of 36 months after the effectiveness of the Registration Statement or the date on which GHS has purchased an aggregate of $10,000,000 worth of Common Stock.

The Equity Financing Agreement and the Registration Rights Agreement do not impose any restrictions on Sunshine’s operating activities.

About Sunshine Biopharma Inc.

Sunshine Biopharma is pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of aggressive forms of cancer. Sunshine Biopharma’s business plan includes the clinical development of Adva-27a, the Company’s proprietary anticancer compound. Tests conducted on Adva-27a have demonstrated the drug’s effectiveness at destroying Multidrug Resistant Cancer Cells including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:
Sunshine Biopharma, Inc.
Camille Sebaaly, CFO
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com